EXHIBIT 21

                           STAR BANC CORPORATION
                      SUBSIDIARIES OF THE REGISTRANT




Star Bank, N.A.  (A)

Star Bank, N.A., Kentucky  (B)

Star Bank, N.A., Indiana  (C)

First National Cincinnati Corporation  (A)

The Miami Valley Insurance Company  (D)

Star Banc Finance, Inc. (A)

P.N.B. Insurance Agency  (C) *

First-In-Leasing, Inc.  (C) *



(A)  Ohio Corporation
(B)  Kentucky Corporation
(C)  Indiana Corporation
(D)  Arizona Corporation

*  Inactive